Exhibit 99.1

Investor/Media Contacts

James A. Dowd, President, CEO

Walter F. Rusnak, Senior Vice President, CFO

Telephone: (315) 343-0057

Pathfinder Bancorp, Inc. Announces First Quarter 2024 Net Income of $2.1 Million

Strategic Growth and Prudent Expense Management Shape Bank Performance Despite Economic Challenges

OSWEGO, N.Y., April. 29, 2024 (GLOBE NEWSWIRE) -- Pathfinder Bancorp, Inc. (“Company”) (NASDAQ: PBHC), the holding company for Pathfinder Bank (“Bank”), announced first quarter 2024 net income available to common shareholders of $2.1 million, or $0.34 per basic and diluted share, compared to $2.6 million, or $0.43 per basic and diluted share, for the first quarter of 2023. The Company's total revenue, which is comprised of net interest income, before provision for credit losses, and total noninterest income, for the first quarter of 2024 was $11.1 million, a decrease of $423,000, or 3.7%, when compared to the same quarter in 2023.

Performance Highlights for Three Months Ended March 31, 2024:

•
The Bank's Board of Directors announced an 11.1% increase in its quarterly dividend to $0.10 per share.
•
Pathfinder Bancorp, Inc. reported an increase in interest and dividend income of 23.7% to $18.6 million for the quarter ended March 31, 2024, up from $15.0 million in the same period of 2023.
•
Total interest expense for the three months ended March 31, 2024, increased to $9.2 million, up 81.5% from $5.1 million in the first quarter of 2023.
•
Net interest income after provision for credit losses totaled $8.7 million for the quarter, a decrease from the $9.3 million after provision reported for the corresponding quarter of 2023.
•
Net interest margin for the quarter decreased to 2.75%, a 27 basis points change from 3.02% reported in the same prior year quarter.
•
Noninterest income for the quarter reached $1.7 million and reflected modest growth from $1.6 million in the first quarter of 2023.
•
Noninterest expenses for the quarter totaled $7.7 million, a slight increase from $7.5 million in the same period last year.
•
The Company’s net income for the quarter decreased to $2.1 million from the $2.6 million reported in the same period of 2023.
•
Total loans decreased to $891.5 million at the end of the first quarter of 2024, down $18.6 million, or 2.0%, from March 31, 2023, and $5.7 million or 0.6% from December 31, 2023.

Pathfinder Bancorp, Inc. entered the first quarter of 2024 with a foundation grounded in effective risk management and guided by its measured plans for continued strategic growth. In a financial landscape marked by elevated interest rates and frequent shifts in economic forecasts, the Bank has adeptly navigated these challenges, reinforcing its commitment to enhancing shareholder value. James A. Dowd, President and Chief Executive

Officer, commented: "Leveraging proactive financial management and strategic foresight, we successfully navigated the complexities of this quarter, affirming our path toward continued progress."

Dowd noted that the Treasury yield curve remained inverted (short term interest rates higher than long term interest rates) for the entirety of the first quarter of 2024, as it was in all of 2023. The Treasury yield curve was inverted by an average of 0.37% for the quarter between the 2-year and 5-year tenors. He further stated that the average effective Fed funds rate of 5.33% remained well above the prevailing rates of all term Treasury rates throughout the quarter creating another significant element of yield curve inversion. “This has been a difficult environment for the vast majority of depository institutions. Our adept handling of fluctuating interest rates demonstrates the benefits of our market insights and our risk management focus,” added Dowd.

“The Company’s financial results for the quarter ended March 31, 2024, were notably strong, considering this economic backdrop, displaying a significant 23.7% increase in interest and dividend income to $18.6 million, up from $15.0 million the previous year. This growth, fueled by a diverse portfolio of interest-earning assets, underscores our balance sheet’s built-in resilience and our capacity to generate profitability within a broad range of interest rate environments. Despite interest expenses nearly doubling to $9.2 million from $5.1 million, reflecting the industry’s broader trend of rising funding costs, our net interest income, before provisions for credit losses remained relatively stable at $9.4 million.”

Dowd stated that the relatively modest decline in net income to $2.1 million from $2.6 million the previous year underscores the effectiveness of the Company’s strategic initiatives and comprehensive risk management protocols, including a prudent provision for credit losses of $726,000. Dowd elaborated on the Bank's asset quality, noting a modest deterioration in nonperforming loans to period-end loans at 2.20%, which he characterized as transitory, that has been conservatively accounted for within in the Company’s allowance for credit losses to period-end loans, which stand at 1.87%. "These figures reflect our rigorous management of the loan portfolio and our commitment to stringent risk management practices," he remarked.

Despite quarter-over-quarter decreases in key profitability metrics - return on average assets at 0.59% and return on average common equity at 7.01%, along with a net interest margin of 2.75%, the Bank continues to demonstrate a focused commitment to long-term financial health and responsible management, as Dowd highlighted. Dowd further stated that "Our balance sheet reflects the Bank's financial strength, with total assets reaching $1.45 billion and shareholders' equity increasing to $121.8 million. Tangible book value per common share grew to $19.21, further emphasizing our ongoing success in increasing that measure of underlying shareholder value."

Looking forward, Dowd expressed optimism, "We remain strategically positioned at the forefront of emerging opportunities within our markets in 2024 and beyond, and are focused on maintaining superior asset quality, making sound credit decisions, and responding to our customers' evolving needs. Although direct comparisons year-over-year should be viewed in the context of current market conditions, our core strengths and the adaptability of our dedicated team prepare us to confront immediate challenges and seize the opportunities on the horizon." He highlighted recent strategic initiatives, including a significant branch acquisition announced in the first quarter of 2024, and discussed below, that underscores the Company’s commitment to excellence in all facets of our operations. “As Central New York undergoes what we believe will be a very impressive economic revitalization, Pathfinder is primed to leverage its significant regional investments,” Dowd stated.

“Moreover, our operational efficiency is evident in the stable management of noninterest expenses, highlighting our cost control measures and investments in technological solutions poised to enhance future operational efficiency. Additionally, the competitive landscape, with pressures from non-local deposit gathering entities, challenges us to maintain deposit levels, prioritizing liquidity to support a base for continued growth and service enhancement.”

“Pathfinder’s forward-looking statements are grounded in recent strategic actions, most notably, the announced signing of a purchase and assumption agreement for a branch in East Syracuse. The branch will add nearly $200 million in established deposits and provide an outstanding service location for the Bank’s new and existing customers. This acquired branch is viewed as being ideally located with respect to the Bank’s current Syracuse branch network and will not only complement the Bank’s existing geographic footprint but also tap into high-potential market areas. Subject to regulatory approval, associated system conversion timelines, and satisfaction of certain customary closing conditions, the purchase is expected to be completed in the third quarter 2024. This branch expansion, coupled with our strong capital position, evidenced by an 11.1% increase in our declared quarterly dividend, also announced in this quarter, underscores Pathfinder’s commitment to delivering value to its shareholders and enhancing its longer term market competitiveness.”

"Looking ahead, the Bank’s management and Board of Directors maintain a positive outlook, bolstered by recent strategic successes like the pending East Syracuse branch acquisition and an increasingly robust presence in the swiftly evolving Central New York economic landscape. The Bank's leadership remains committed to navigating the ongoing economic challenges while seizing the opportunities for growth and profitability that will undoubtedly arise. With careful management of assets, liabilities, and a steady approach to cost control, Pathfinder Bancorp, Inc. is poised to continue its trajectory of responsible growth and shareholder value enhancement,” Mr. Dowd concluded.

Income Statement for the Quarter Ended March 31, 2024

Net income for the quarter was $2.1 million, marking a decline from the $2.6 million reported in the first quarter of the previous year. This represented a decrease of $479,000 or approximately 18.4%. Net interest income before the provision for credit losses saw a decrease to $9.4 million, down by 5.7% from the $10.0 million reported in the first quarter of 2023. The decrease in net interest income was largely due to an 81.5% increase in interest expenses, totaling $9.2 million, which considerably exceeded the previous year's $5.1 million. Partially offsetting the sharp increase in interest expenses, was a 23.7% growth in interest and dividend income which reached $18.6 million in the first quarter of 2024, up from $15.0 million in the first quarter of 2023, due in large part to a diversified and performing portfolio of loans and securities.

The provision for credit losses for the quarter stood marginally higher at $726,000 compared to $692,000 in the prior year, mirroring the Bank's cautious yet assertive strategy in managing its credit exposure. This provision resulted in net interest income after provision for credit losses of $8.7 million, slightly lower than the $9.3 million recorded for the same period in the previous year.

Noninterest income experienced modest growth, rising to $1.7 million from $1.6 million, which represents a 9.1% increase. This uptick was propelled by higher service charges on deposit accounts, net realized gains on marketable equity securities, and other operating income. This increase was partially offset by a reduction in debit card interchange fees and losses on sales and redemption of investment securities compared to the previous year. Total revenues, after considering the provision for credit losses, were reported at $10.4 million, reflecting a modest decline from $10.9 million in the prior year's first quarter.

Noninterest expense witnessed a slight escalation to $7.7 million, which is an increase of 2.4% over the first quarter of 2023. The higher expenses were in line with generally reported inflationary trends, especially in the labor markets. In addition, the Bank continued to manage investments in strategic initiatives aimed at enhancing its market reach and operational efficiency. The Bank remains steadfast in its commitment to diligently evaluate strategic solutions aimed at reducing noninterest expenses in upcoming quarters.

As the quarter closed, key profitability ratios such as the return on average assets were calculated at 0.59%, and the return on average common equity was at 7.01%, both reflecting the competitive and operational pressures of the period. These figures underscored a modest compression from the prior year's ratios, primarily attributable to the compressed net interest margins in a highly competitive deposits environment.

Components of Net Interest Income

During the first quarter of 2024 Pathfinder Bancorp, Inc. navigated through a financial environment with mixed outcomes reflected in its net interest income components. The Company's net interest income before provision for credit losses experienced a downturn and contracted by $568,000, or 5.7%, to $9.4 million when compared with the corresponding period in 2023.

The interest and dividend income for the quarter stood at $18.6 million, a considerable increase of $3.6 million, or 23.7%, from the $15.0 million reported in the first quarter of 2023. This increase was multifaceted; a $1.6 million increase was noted in loan interest income, supplemented by a $1.9 million increase in interest income from taxable and tax-exempt securities. Contributing to these figures was a 74 basis points increase in the average yield of the loan portfolio, only slightly offset by a marginal decline of $3.9 million in the average balance of outstanding loans. In the quarter ended March 31, 2024, the yields on taxable investment securities increased by 117 basis points, accompanied by a $62.7 million increase in their average balance, when compared to the same quarter in 2023.

However, these positive trends were counterbalanced by a pronounced increase in total interest expense, which increased to $9.2 million, a steep increase of 81.5% from the $5.1 million seen in the first quarter of the preceding year. This emanated primarily from an elevated average rate paid on interest-bearing liabilities, which increased by 138 basis points, and was further compounded by a $50.4 million augmentation in the average balance of such liabilities. This upsurge in interest expenses was largely attributed to the intensified cost of deposits, fueled by escalating competition in the rising interest rate environment. A notable change in the deposit composition was observed with a $69.4 million increase in average time deposit balances, in conjunction with a 163 basis points increase in the paid interest rates on those deposits. Many deposit customers, while still remaining with the Bank, have elected to move significant portions of their deposits to time deposits as a component of their personal financial management strategies. The Bank’s internal tracking indicated that approximately 15.3% of the Bank’s time deposit growth for the quarter ended March 31, 2024 has been the result of an internal shift from nonmaturity deposits to time deposits when compared to the same period in 2023.

The net result was a net interest margin of 2.75% for the quarter, a decline of 27 basis points from the net interest margin of 3.02% in the first quarter of 2023. The Bank's management team has been actively adjusting the institution's asset and liability management strategies to uphold the net interest margin in a challenging and evolving rate landscape.

Provision for Credit Losses

Pathfinder Bancorp, Inc. demonstrated its cautious and prudent risk management philosophy, and reported a provision for credit losses of $726,000 for the first quarter of 2024. This figure represents a slight increase of $34,000, or 4.9%, from the $692,000 provision for credit losses recorded in the same quarter of the previous year. Such an increment is indicative of the Bank’s vigilant approach to the current economic conditions and its commitment to conservative financial practices.

The Bank's management continues to diligently monitor credit portfolios, particularly those considered sensitive to prevailing economic stressors. The Bank steadfastly applies conservative loan classification and reserve building methodologies, which are deeply ingrained in its operational framework. This steadfast approach is deemed essential in maintaining the integrity of the loan portfolio and in safeguarding the Bank’s long-term financial stability.

Noninterest Income

In the first quarter of 2024, Pathfinder Bancorp, Inc. demonstrated a notable advancement in its financial strategy, as evidenced by the growth in noninterest income to $1.7 million. This represents an increase of 9.1% over the same quarter last year, underscoring a successful period of revenue diversification and enhancement of customer-centric services. The surge in service charges on deposit accounts is a clear indication of the Bank’s expanding customer engagement and the effective adoption of fee-based products.

Enhancements to the Bank’s noninterest income streams, which exclude the less predictable components such as market-driven gains or losses on securities, point to Pathfinder’s commitment to fortifying its revenue base against economic fluctuations. A deepened focus on areas such as wealth management, payment processing services, and treasury management has been central to this growth. Notably, other operating income has seen a healthy increase, likely bolstered by the Bank’s strategic initiatives in technological innovation and expanded service offerings.

This steady growth in noninterest income highlights the efficacy of the Bank's strategies in an environment where interest-based revenue can be uncertain. Pathfinder Bancorp's deliberate emphasis on broadening its income-generating activities demonstrates foresight and adaptability, ensuring that it can continue to thrive even amidst shifting financial tides.

Looking to the future, the Bank is well-positioned to continue this trajectory, with plans to invest further in areas that promise robust fee income potential. As Pathfinder Bancorp harnesses opportunities in digital banking, asset management, and other emergent financial services, it maintains a solid foundation to support sustainable growth. The Bank is resolute in its commitment to leveraging its strengths in these areas to continue providing value to its shareholders and enhancing its market competitiveness.

The increased noninterest income reflects not just the Bank's ability to adapt to changing economic landscapes, but also its proactive approach in seeking out and capitalizing on new revenue opportunities. As the Bank moves forward with its growth strategy, noninterest income is anticipated to play an increasingly vital role in maintaining a well-balanced and resilient financial profile.

The following table details the components of noninterest income for the three months ended March 31, 2024, and 2023:

	For the three months ended,
(In thousands)	March 31, 2024	March 31, 2023	Change
Service charges on deposit accounts	$309	$267	$42	15.7%
Earnings and gain on bank owned life insurance	157	158	(1)	-0.6%
Loan servicing fees	88	72	16	22.2%
Debit card interchange fees	119	321	(202)	-62.9%
Insurance agency revenue	397	420	(23)	-5.5%
Other charges, commissions and fees	444	256	188	73.4%
Noninterest income before gains	1,514	1,494	20	1.3%
(Losses) gains on sales and redemptions of investment securities	(148)	73	(221)	-302.7%
Gain on sales of loans and foreclosed real estate	18	25	(7)	-28.0%
Non-recurring gain on lease renegotiations	245	-	245	100%+
Gains on marketable equity securities	108	-	108	100%+
Total noninterest income	$1,737	$1,592	$145	9.1%

The aggregate increase of $145,000, or 9.1%, in noninterest income during the quarter ended March 31, 2024, as compared to the same quarter in 2023, was the result of a $20,000, or 1.3%, net increase in recurring noninterest income, supplemented by a $125,000 aggregate increase in all other categories of noninterest income. Within the category of recurring noninterest income, year over year revenues increased $222,000, or 18.9%, excluding debit interchange fees. This increase was partially offset by a decrease in net debit card interchange fees of $202,000, or 62.9%. Debit card interchange income declined in the first quarter of 2024, as compared to the same quarter in 2023, as a result of reduced gross interchange revenues related to declining levels of consumer activity and increased rewards program expenses in the higher interest rate environment.

Other charges, commissions and fees increased by $188,000, or 73.4%, in the quarter ended March 31, 2024, as compared to the same three month period in 2023, primarily as a result of New York State cumulative mortgage recording tax refunds in the amount of $141,000 and other miscellaneous fees.

The $125,000, or 127.6%, year-over-year increase in all other (nonrecurring) categories of noninterest income was primarily due to the recognition of a $245,000 refund received from cumulative lessor related pass-through operating expense charges for a leased branch location. This nonrecurring gain was partially offset by a $221,000 decline in either gains recognized on the sale or early redemption of investment securities, which were a loss of $148,000 in the first quarter of 2024 as compared to a gain of $73,000 in the same quarter of the previous year. This reduction in the gains recorded related to the sale or early redemption of investment securities was partially offset by a $108,000 year over year increase in realized gains on marketable equity securities.

Noninterest Expense

Pathfinder Bancorp, Inc. experienced a modest increase in total noninterest expenses, which climbed to $7.7 million in the first quarter of 2024, marking an uptick of $182,000, or 2.4%, compared to the same period last year. This rise was driven primarily by a $146,000, or 3.5%, increase in salaries and employee benefits. The adjustments to salary structures and commissions, particularly tied to insurance and investment services, reflect the Bank's strategic efforts to enhance its competitive edge in the market and address the demands of an inflationary environment with respect to attracting and retaining employees.

The remainder of the increase in noninterest expenses during the first quarter of 2024, as compared to the first quarter of 2023, totaling $36,000, or 1.0%, was distributed across various categories, reflecting the Bank's ongoing investments in operational efficiency and technology enhancements. These investments are critical to sustaining the Bank's agility and responsiveness to market conditions and customer needs.

Pathfinder anticipates further increases in personnel expenses as it continues to fill vacancies and make targeted compensation adjustments. These planned investments in its workforce are key to retaining top talent and ensuring the Bank's personnel are well-equipped to deliver exceptional service. Such strategic staffing enhancements are integral to maintaining Pathfinder Bancorp's competitive position and achieving long-term success in the dynamic banking landscape.

Overall, the Bank's prudent management of noninterest expenses, coupled with strategic investments in its branches and staff, underscores its commitment to operational excellence and robust financial health. As Pathfinder Bancorp continues to expand and refine its operations, these expenditures are expected to yield significant benefits in customer satisfaction and operational efficiency thereby supporting the Bank's broader strategic objectives.

The following table details the components of noninterest expense for the three months ended March 31, 2024, and 2023:

Unaudited	For the three months ended
(In thousands)	March 31, 2024	March 31, 2023	Change
Salaries and employee benefits	$4,329	$4,183	$146	3.5%
Building and occupancy	816	852	(36)	-4.2%
Data processing	528	553	(25)	-4.5%
Professional and other services	562	536	26	4.9%
Advertising	105	206	(101)	-49.0%
FDIC assessments	229	219	10	4.6%
Audits and exams	170	159	11	6.9%
Insurance agency expense	285	261	24	9.2%
Community service activities	52	30	22	73.3%
Foreclosed real estate expenses	25	14	11	78.6%
Other expenses	605	511	94	18.4%
Total noninterest expenses	$7,706	$7,524	$182	2.4%

Statement of Financial Condition at March 31, 2024

As of March 31, 2024, Pathfinder Bancorp, Inc.'s statement of financial condition reflects total assets of $1.45 billion. This represents a slight decrease from the $1.47 billion recorded at December 31, 2023, a marginal contraction of $12.1 million, or 0.8%. The observed reduction in assets since December 31, 2023 is primarily due to a decrease in total loan balances, which declined from $897.2 million to $891.5 million, representing a decrease of $5.7 million or approximately 0.6%. This contraction in the loan portfolio reflects both normal fluctuations in loan repayments and a strategic recalibration in response to the prevailing economic environment.

Additionally, interest-earning deposits experienced a significant reduction since December 31, 2023 from $36.4 million to $15.7 million, contributing to the decrease in total cash and cash equivalents, which fell from $48.7 million to $29.2 million. Conversely, the Bank saw growth in its available-for-sale securities from $258.7 million to $279.0 million, at December 31, 2023 and March 31, 2024, respectively, and an increase in other assets, which grew by $1.9 million in the current quarter.

With respect to liabilities, total deposits demonstrated strength, growing by $26.0 million or 2.3%, from $1.12 billion at December 31, 2023 to $1.15 billion at March 31, 2024. This growth was supported by an increase in interest-bearing deposits from $949.9 million to $969.7 million and noninterest-bearing deposits, which increased from $170.2 million to $176.4 million. These increases in deposits underscore Pathfinder's strategic emphasis on cultivating a stable and dependable liquidity profile, critical for supporting its lending and operational activities.

Shareholders' equity saw a rise of $2.3 million or about 1.9%, increasing from $119.5 million at the end of 2023 to $121.8 million by the end of March 2024. This uptrend is primarily fueled by the Bank's profitable operations, with net income contributing to the increment in retained earnings, which increased from $76.1 million to $77.6 million, net of dividends distributed to shareholders.

As previously noted, the quarter also saw Pathfinder Bancorp, Inc. continue its growth strategy with the execution of an agreement to acquire an existing branch from another financial institution exiting the market. This branch has a large deposit base and will extend The Bank’s market presence and enhance accessibility for its customers. The strategic addition of this branch is anticipated to foster new customer relationships, deepen community ties, and stimulate future growth in both deposits and loan originations.

Asset Quality

Pathfinder Bancorp, Inc. remains vigilant in its oversight of asset quality, a cornerstone of the Bank’s risk management framework. As of the end of first quarter of 2024, the Bank has observed an improvement in asset quality metrics, indicative of effective credit risk controls and strategic loan portfolio management.

The Bank reported an increase in the nonperforming loans ratio from 1.92% at the end of December 2023 to 2.20% at the end of March 2024, indicating a modestly deteriorating trend in overall loan portfolio health. This modest decline in asset quality was recognized within the Company’s robust allowance for credit losses to non-performing loans ratio, which was 84.75% at March 31, 2024. The Company’s ACL to non-performing loans ratio at March 31, 2024 remains reflective of Pathfinder Bancorp’s commitment to a conservative and transparent approach to credit risk. This commitment is fundamental to the Bank’s promise to uphold strong asset quality and to safeguard its financial standing against the dynamic backdrop of the current economic environment. This substantial reserve underscores the Bank’s prudent approach to potential credit risks and its capacity to absorb potential loan losses.

Management continues to proactively monitor and address asset quality, including the close surveillance of nonaccrual loans. The reported ACL as of March 31, 2024, incorporates management’s estimates of future collectability, adjusting for current conditions and forward-looking economic forecasts. The Bank’s strategies, including the ongoing refinement of its credit risk practices, aim to bolster the loan portfolio against future uncertainties.

The following table summarizes nonaccrual loans by category and status at March 31, 2024:

(In thousands)
Loan Type	Collateral Type	Number of Loans	Loan Balance	Average Loan Balance	Weighted LTV at Origination/ Modification	Status
Secured residential mortgage:
	Real Estate	24	$1,775	$74	71%	Individual loans are under active resolution management by the Bank.

Secured commercial real estate:
	Private Museum	1	1,357	1,357	78%

The borrower is making interest only and escrow payments. Strategic initiatives are being implemented by the borrower that will provide cash flow for future debt requirements under a modified debt restructure.

	Office Space	1	1,682	1,682	78%	The loan is secured by a first mortgage with strong tenancy and a long-term lease. The borrower is seeking outside financing and the Bank is in regular communication with the borrower.
	Recreation/Golf Course/Marina	1	1,375	1,375	55%	The borrower is in the process of restructuring debt and loan payments for its seasonal business.
	All other	10	2,134	213	130%	Individual loans are under active resolution management by the Bank.

Commercial lines of credit:		6	951	159	(1)	Individual lines are under active resolution management by the Bank.

Commercial and industrial loans:		19	6,806	358	(1)	Individual loans are under active resolution management by the Bank.

Consumer loans:		114	3,572	31	(1)	Individual loans are under active resolution management by the Bank.
		176	$19,652

(1) These loans were originated as unsecured or with minimal collateral.

Liquidity

Pathfinder Bancorp, Inc. has diligently ensured a strong liquidity profile as of March 31, 2024, to meet its ongoing financial obligations. The Bank's liquidity management, as evaluated by its cash reserves and operational cash flows from loan repayments and investment securities, remains robust and is effectively managed by the institution's leadership.

In line with this strong liquidity stance, the Bank reported a modest rise in its nonbrokered deposit balances, which increased by $313,900 or 0.4%, from $876.8 million to $877.1 million, at December 31, 2023 and March 31, 2024, respectively. This increase underscores the success of the Bank’s strategic initiatives in deposit gathering, including targeted marketing campaigns and customer engagement programs aimed at deepening banking relationships and enhancing deposit stability.

The Bank continues to fortify its liquidity position through established alliances, including its longstanding partnership with the Federal Home Loan Bank of New York ("FHLB-NY"). By the end of the current quarter, Pathfinder Bancorp had an available additional funding capacity of $58.7 million with the FHLB-NY, which complements its liquidity reserves. Moreover, the Bank maintains additional unused credit lines totaling $29.4 million, which provide a buffer for additional funding needs. These facilities, including access to the Federal Reserve’s Discount Window, are part of a comprehensive liquidity strategy that ensures flexibility and readiness to respond to any funding requirements.

Pathfinder Bancorp's vigilant oversight extends to continuous liquidity monitoring, ensuring that it is positioned to withstand financial market fluctuations. The Bank's deposit base remained demonstrably stable at $1.15 billion as of March 31, 2024. Out of this amount, a portion above the FDIC insurance limits is meticulously managed, with $72.7 million safeguarded by a reciprocal deposit program and $140.5 million in municipal deposits fully collateralized by high-quality securities at March 31, 2024. This leaves the remaining fraction of $126.9 million, or 11.1%, of total deposits, as uninsured. Pathfinder Bancorp’s robust liquidity management strategies and comprehensive risk mitigation measures demonstrate the Bank’s capacity to maintain liquidity and financial resilience, ensuring operational continuity and the continuing growth of stakeholder confidence.

Cash Dividend Declared

On April 1, 2024, Pathfinder Bancorp, Inc. proudly declared its quarterly cash dividend, a testament to the Company’s enduring commitment to shareholder returns within a framework of risk management and financial stability. Consistent with the Company’s tradition of sharing success, the Board of Directors declared a cash dividend of $0.10 per share for holders of both voting common and non-voting common stock reflective of the Company’s solid performance and optimistic outlook.

In addition, this dividend also extends to the notional shares of the Company's warrants, ensuring comprehensive inclusivity of all stakeholders in the Company's distribution of profits. Shareholders registered by April 19, 2024, will be eligible for the dividend, which is scheduled for disbursement on May 10, 2024. This distribution aligns with Pathfinder Bancorp, Inc.’s philosophy of consistent and reliable delivery of shareholder value.

Evaluating the Company's market performance, the closing stock price as of March 31, 2024, stood at $12.38 per share. This positions the dividend yield at an attractive 3.2%, signifying a compelling investment proposition compared to industry benchmarks. The annualized dividend payout ratio, based on the current dividend, is calculated to be 29.3%, underscoring the Board’s strategic approach to capital allocation, shareholder returns and the preservation of a fortified balance sheet.

Pathfinder Bancorp, Inc. continues to navigate through economic cycles with a prudent and disciplined approach, ensuring that its capital distribution strategy is well-calibrated to support sustained growth and long-term shareholder wealth creation.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial Bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ SmallCap Market; symbol: PBHC). The Bank has eleven full-service offices located in its market areas consisting of Oswego and Onondaga Counties and one limited purpose office in Oneida County. Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC. At March 31, 2024, there were 4,719,788 shares of voting common stock issued and outstanding, as well as 1,380,283 shares of non-voting common stock issued and outstanding. The Company's common stock trades on the NASDAQ market under the symbol "PBHC." At March 31, 2024, the Company and subsidiaries had total consolidated assets of $1.45 billion, total deposits of $1.15 billion and shareholders' equity of $121.8 million.

Forward-Looking Statement

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; inflation; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; fluctuations in the adequacy of the allowance for credit losses; decreases in deposit levels necessitating increased borrowing to fund loans and investments; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

This release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position, or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows (or equivalent statements) of the registrant; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, the Company has provided reconciliations within the release of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months
	ended March 31,
	(Unaudited)
	2024	2023
Condensed Income Statement
Interest and dividend income	$18,610	$15,043
Interest expense	9,210	5,075
Net interest income	9,400	9,968
Provision for credit losses	726	692
Net interest income after provision for credit losses	8,674	9,276
Noninterest income excluding net gains on sales of securities, loans and foreclosed real estate	1,759	1,494
Net (losses) gains on sales of securities, fixed assets, loans and foreclosed real estate	(130)	98
Gains on marketable equity securities	108	-
Noninterest expense	(7,706)	(7,524)
Income before income taxes	2,705	3,344
Provision for income taxes	532	669

Net income attributable to noncontrolling interest and Pathfinder Bancorp, Inc.	2,173	2,675
Net income attributable to noncontrolling interest	53	76
Net income attributable to Pathfinder Bancorp Inc.	$2,120	$2,599

	As of and for the three months ended
	March 31,	December 31,	March 31,
	(Unaudited)	(Unaudited)	(Unaudited)
	2024	2023	2023
Selected Balance Sheet Data
Assets	$1,453,672	$1,465,798	$1,404,269
Earning assets	1,369,222	1,383,557	1,322,850
Total loans	891,531	897,207	910,154
Total deposits	1,146,113	1,120,067	1,144,262
Borrowed funds	137,446	175,599	99,205
Allowance for credit losses	16,655	15,975	17,869
Subordinated debt	29,961	29,914	29,777
Pathfinder Bancorp, Inc. Shareholders' equity	121,818	119,495	111,700

Asset Quality Ratios
Net loan charge-offs to average loans	0.01%	0.47%	0.01%
Allowance for credit losses to period end loans	1.87%	1.78%	1.96%
Allowance for credit losses to nonperforming loans	84.75%	92.73%	93.55%
Nonperforming loans to period end loans	2.20%	1.92%	2.10%
Nonperforming assets to total assets	1.36%	1.19%	1.38%

The above information is preliminary and based on the Company's data available at the time of presentation.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months
	ended March 31,
	(Unaudited)
	2024	2023
Key Earnings Ratios
Return on average assets	0.59%	0.75%
Return on average common equity	7.01%	9.20%
Return on average equity	7.01%	9.20%
Net interest margin	2.75%	3.02%

Share, Per Share and Ratio Data
Basic and diluted weighted average shares outstanding -Voting	4,701	4,609
Basic and diluted earnings per share - Voting	$0.34	$0.43
Basic and diluted weighted average shares outstanding - Series A Non-Voting	1,380	1,380
Basic and diluted earnings per share - Series A Non-Voting	$0.34	$0.43
Cash dividends per share	$0.10	$0.09
Book value per common share at March 31, 2024 and 2023	$19.97	$18.52
Tangible book value per common share at March 31, 2024 and 2023	$19.21	$17.75
Tangible common equity to tangible assets at March 31, 2024 and 2023	8.09%	7.65%

Throughout the accompanying document, certain financial metrics and ratios are presented that are not defined under generally accepted accounting principles (GAAP). Reconciliations of the non-GAAP financial metrics and ratios, presented elsewhere within this document, are presented below:

	As of and for the three months
	ended March 31,
	(Unaudited)
Non-GAAP Reconciliation	2024	2023
Tangible book value per common share
Total equity	$121,818	$111,700
Intangible assets	(4,616)	(4,632)
Tangible common equity	117,202	107,068
Common shares outstanding	6,100	6,032
Tangible book value per common share	$19.21	$17.75

Tangible common equity to tangible assets
Tangible common equity	$117,202	$107,068
Tangible assets	1,449,056	1,399,637
Tangible common equity to tangible assets ratio	8.09%	7.65%

* Basic and diluted earnings per share are calculated based upon the two-class method for the three months ended March 31, 2024 and 2023.

Weighted average shares outstanding do not include unallocated ESOP shares.

The above information is preliminary and based on the Company's data available at the time of presentation.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

The following table sets forth information concerning average interest-earning assets and interest-bearing liabilities and the yields and rates thereon. Interest income and resultant yield information in the table has not been adjusted for tax equivalency. Averages are computed on the daily average balance for each month in the period divided by the number of days in the period. Yields and amounts earned include loan fees. Nonaccrual loans have been included in interest-earning assets for purposes of these calculations.

	For the three months ended March 31,
	(Unaudited)
	2024			2023
(Dollars in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-earning assets:
Loans	$895,335	$12,268	5.48%	$899,258	$10,658	4.74%
Taxable investment securities	431,114	5,736	5.32%	368,437	3,825	4.15%
Tax-exempt investment securities	29,171	508	6.97%	36,480	455	4.99%
Fed funds sold and interest-earning deposits	13,873	98	2.83%	14,163	105	2.97%
Total interest-earning assets	1,369,493	18,610	5.44%	1,318,338	15,043	4.56%
Noninterest-earning assets:
Other assets	94,677			101,194
Allowance for credit losses	(16,081)			(17,061)
Net unrealized losses on available-for-sale securities	(11,187)			(12,529)
Total assets	$1,436,902			$1,389,942
Interest-bearing liabilities:
NOW accounts	$99,688	$263	1.06%	$97,796	$91	0.37%
Money management accounts	11,653	3	0.10%	15,300	4	0.10%
MMDA accounts	213,897	1,933	3.61%	261,594	1,275	1.95%
Savings and club accounts	112,719	73	0.26%	133,532	64	0.19%
Time deposits	524,368	5,139	3.92%	454,980	2,603	2.29%
Subordinated loans	29,930	491	6.56%	29,748	472	6.35%
Borrowings	137,882	1,308	3.79%	86,761	566	2.61%
Total interest-bearing liabilities	1,130,137	9,210	3.26%	1,079,711	5,075	1.88%
Noninterest-bearing liabilities:
Demand deposits	169,748			180,845
Other liabilities	15,986			16,403
Total liabilities	1,315,871			1,276,959
Shareholders' equity	121,031			112,983
Total liabilities & shareholders' equity	$1,436,902			$1,389,942
Net interest income		$9,400			$9,968
Net interest rate spread			2.18%			2.68%
Net interest margin			2.75%			3.02%
Ratio of average interest-earning assets to average interest-bearing liabilities			121.18%			122.10%

The above information is preliminary and based on the Company's data available at the time of presentation.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

Net interest income can also be analyzed in terms of the impact of changing interest rates on interest-earning assets and interest bearing liabilities, and changes in the volume or amount of these assets and liabilities. The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company’s interest income and interest expense during the years indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (change in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) total increase or decrease. Changes attributable to both rate and volume have been allocated ratably. Tax-exempt securities have not been adjusted for tax equivalency.

	For the three months ended March 31,
	(Unaudited)
	2024 vs. 2023
	Increase/(Decrease) due to
			Total
(In thousands)	Volume	Rate	Increase (Decrease)
Interest Income:
Loans	$(318)	$1,928	$1,610
Taxable investment securities	720	1,191	1,911
Tax-exempt investment securities	(467)	520	53
Interest-earning deposits	(2)	(5)	(7)
Total interest income	(67)	3,634	3,567
Interest Expense:
NOW accounts	2	170	172
Money management accounts	(1)	-	(1)
MMDA accounts	(1,417)	2,075	658
Savings and club accounts	(53)	62	9
Time deposits	447	2,089	2,536
Subordinated loans	3	16	19
Borrowings	419	323	742
Total interest expense	(600)	4,735	4,135
Net change in net interest income	$533	$(1,101)	$(568)

The above information is preliminary and based on the Company's data available at the time of presentation.